Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Second Quarter 2018 Results

Irvine, CA, August 8, 2018 — Impac Mortgage Holdings, Inc. (NYSE American: IMH)(the Company) announces the financial results for the quarter ended June 30, 2018.

For the second quarter of 2018, the Company reported a net (loss) of $(97.4) million, or $(4.65) per diluted common share, and adjusted operating (loss) of $(6.6) million, or $(0.31) per diluted common share, as compared to net earnings of $6.4 million, or $0.32 per diluted common share, and adjusted operating (loss) of $(174) thousand or $(0.01) per diluted common share, for the second quarter of 2017.

For the six month ended June 30, 2018, the Company reported a net (loss) of $(93.5) million, or $(4.46) per diluted common share, and adjusted operating (loss) of $(2.2) million, or $(0.11) per diluted common share, as compared to net earnings of $11.1 million, or $0.62 per diluted common share, and adjusted operating income of $2.0 million or $0.10 per diluted common share, for the six months ended June 30, 2017.

Results of Operations	For the Three Months Ended			For the Six Months Ended
(in thousands, except share data)	June 30,	March 31,	June 30,	June 30,	June 30,
(unaudited)	2018	2018	2017	2018	2017
Revenues:
Gain on sale of loans, net	$18,741	$21,482	$36,806	$40,223	$74,126
Servicing fees, net	9,861	9,463	7,764	19,324	15,083
Gain (loss) on mortgage servicing rights, net	167	7,705	(6,669)	7,872	(7,646)
Real estate services fees, net	1,038	1,385	1,504	2,423	3,137
Other	116	90	228	207	275
Total revenues	29,923	40,125	39,633	70,049	84,975
Expenses:
Personnel expense	16,678	17,742	21,373	34,421	46,291
Business promotion	9,000	9,731	10,110	18,730	20,341
General, administrative and other	10,846	8,275	8,324	19,122	16,348
Intangible asset impairment	13,450	—	—	13,450	—
Goodwill impairment	74,662	—	—	74,662	—
Accretion of contingent consideration	—	—	707	—	1,552
Change in fair value of contingent consideration	—	—	(6,793)	—	(6,254)
Total expenses	124,636	35,748	33,721	160,385	78,278
Operating (loss) income:	(94,713)	4,377	5,912	(90,336)	6,697
Other income (expense):
Net interest income	546	1,020	1,098	1,567	1,543
Loss on extinguishment of debt	—	—	(1,265)	—	(1,265)
Change in fair value of long-term debt	258	1,224	(265)	1,481	(2,761)
Change in fair value of net trust assets	217	(2,138)	2,005	(1,921)	8,324
Total other income	1,021	106	1,573	1,127	5,841
Net (loss) earnings before income taxes	(93,692)	4,483	7,485	(89,209)	12,538
Income tax expense	3,706	610	1,045	4,316	1,471
Net (loss) earnings	$(97,398)	$3,873	$6,440	$(93,525)	$11,067
Other comprehensive (loss) earnings:
Change in fair value of instrument specific credit risk	(526)	(1,440)	—	(1,965)	—
Total comprehensive (loss) earnings	$(97,924)	$2,433	$6,440	$(95,490)	$11,067

Diluted weighted average common shares	20,964	21,102	21,258	20,958	19,377
Diluted (loss) earnings per share	$(4.65)	$0.18	$0.32	$(4.46)	$0.62

Net (loss) earnings as well as adjusted operating (loss) income for the second quarter of 2018 decreased due to a decline in revenue from gain on sale of loans, net, as a result of a decrease in origination volumes as well as a reduction in margins.  Gain on sale margins decreased by 24 basis points (bps) to 181 bps in the second quarter of

2018, as compared to 205 bps in the second quarter of 2017 reflecting margin compression resulting from the historically low interest rate environment, in which the Company was able to generate significantly larger volume with wide gain on sale margins.  Additionally, as a result of the continued downward pressure in the mortgage origination market causing further compression of margins and declines in volume, combined with a shift in the consumer direct strategy implemented by our new management team, we recorded an $88.1 million impairment charge related to $13.4 million in intangible asset impairment and $74.7 million in goodwill impairment during the second quarter of 2018, as further described below.

As part of the CashCall Mortgage (“CCM”) acquisition, we recorded goodwill of $104.6 million, which is evaluated on a quarterly basis for impairment.  Prior to the fourth quarter of 2017, the estimated fair value of CCM substantially exceeded its carrying value.  As of December 31, 2017 and March 31, 2018, we performed goodwill impairment evaluations for this reporting unit and determined that there was no impairment.  As previously disclosed in our quarterly and annual reports, CCM has continued to experience declines in mortgage refinancing originations and margin compression, primarily a result of sustained increases in market interest rates from a historically low interest rate environment. In addition, the business model of CCM has led to additional margin compression through adverse demand from investors, as a result of the borrowers propensity to refinance.  The CCM brand has also experienced a material loss in value resulting from 1) the aforementioned adverse treatment from capital market participants for loans produced by the reporting unit, 2) consumer uncertainty due to the use of a similar brand name by an unaffiliated financial services company and 3) substantial deterioration in brand awareness.  In light of these developments, our new management team has shifted the consumer direct strategy and long-term business plans for CCM, which has resulted in significant reductions in the anticipated future cash flows and estimated fair value for this reporting unit.  Using this updated information, we performed an impairment test to evaluate the CCM goodwill and intangible assets for impairment.  As a result, we recorded an impairment charge of $74.7 million related to goodwill and $13.4 million related to intangible assets during the quarter ended June 30, 2018.  If actual results continue to deterioriate, it is possible that an assessment of the estimated fair value of CCM will not exceed its carrying value in the future, in which case further impairment of goodwill will be recorded. Partially offsetting the decline in gain on sale revenues was an increase in servicing fees, net, and a mark-to-market gain on mortgage servicing rights (“MSRs”), as well as a decrease in personnel expenses.

Personnel expense decreased 22%, or $4.7 million, to $16.7 million for the second quarter of 2018.  The decrease is primarily related to staff reductions in the first and second quarters of 2018 as well as a reduction in commission expense due to a decrease in loan originations.  As a result of the reduction in loan origination volumes, we continue to reduce overhead to more closely align staffing levels to origination volumes in the current economic environment. As a result of the staff reductions in the second quarter of 2018, average headcount decreased 21% for the second quarter of 2018 as compared to the same period in 2017.

Servicing Portfolio Data

(in millions)

	As of June 30, 2018	As of March 31, 2018	% Change	As of June 30, 2017	% Change
Mortgage Servicing Portfolio (UPB)	$16,786.1	$16,751.8	0%	$14,667.9	14%
Mortgage Servicing Rights	$180.7	$174.1	4%	$152.3	19%

	Q2 2018	Q1 2018	% Change	Q2 2017	% Change
Servicing Fees, Net	$9.9	$9.5	4%	$7.8	27%

The mortgage servicing portfolio remained flat at $16.8 billion at June 30, 2018 as compared to March 31, 2018 but increased from $14.7 billion at June 30, 2017.  During 2018, we have continued with our strategy of selectively growing the mortgage servicing portfolio although we have also increased whole loan sales on a servicing released basis to investors. During the three months ended June 30, 2018, the mortgage servicing portfolio increased due to servicing retained loan sales of $592.8 million in unpaid principal balance (“UPB”), which was reduced by run-off from prepayments and principal amortization.

The servicing portfolio generated net servicing income of $9.9 million in the second quarter of 2018, a 27% increase over the net servicing fees of $7.8 million in the second quarter of 2017.

For the three months ended June 30, 2018, gain on MSRs, net, was $167 thousand compared to a loss of $6.7 million in the comparable 2017 period. For the three months ended June 30, 2018, we recorded a $393 thousand gain from a change in fair value of MSRs primarily the result of mark-to-market changes related to an increase in interest rates resulting in a reduction in prepayment speeds partially offset by an increase in scheduled and voluntary prepayments.  Partially offsetting the gain was $226 thousand in realized and unrealized losses from hedging instruments related to MSRs.

Delinquencies within the servicing portfolio have remained low at 0.81% for 60+ days delinquent as of June 30, 2018 and December 31, 2017.

Origination Data

(in millions)

	Q2 2018	Q1 2018	% Change	Q2 2017	% Change
Retail Originations	$459.9	$631.1	-27%	$1,186.8	-61%
Correspondent Originations	$374.9	$479.6	-22%	$305.8	23%
Wholesale Originations	$199.4	$209.4	-5%	$301.0	-34%
Total Originations	$1,034.2	$1,320.1	-22%	$1,793.6	-42%

During the second quarter of 2018, total originations decreased 22% to $1.0 billion as compared to $1.3 billion in the first quarter of 2018 and decreased 42% as compared to $1.8 billion in the second quarter of 2017.  The decrease in originations compared to the first quarter of 2018 and second quarter of 2017 was a result of higher interest rates.  From January 2017 through the second quarter of 2018, interest rates have increased 125 bps from the historically low interest rate environment the previous years, causing a sharp drop in refinance volume which has been the primary source of our retail originations.

In the second quarter of 2018, the origination volume of NonQM loans increased to $306.1 million, as compared to $248.2 million in the first quarter of 2018 and $232.5 million in the second quarter of 2017.  In the second quarter of 2018, the retail channel accounted for 25% of NonQM originations, while the wholesale and correspondent channels accounted for 75% of NonQM production.  In the first quarter of 2018, the retail channel accounted for 23% of NonQM originations, while the wholesale and correspondent channels accounted for 77% of NonQM production.

For the second quarter of 2018, our NonQM origination volume had an average FICO of 721 and a weighted average LTV of 67%.

Summary Balance Sheet	June 30,	December 31,
(in thousands, except per share data)	2018	2017
ASSETS
Cash	$32,960	$33,223
Mortgage loans held-for-sale	481,291	568,781
Finance receivables	37,215	41,777
Mortgage servicing rights	180,733	154,405
Securitized mortgage trust assets	3,409,477	3,670,550
Goodwill and intangibles	35,958	126,169
Loans eligible repurchase from Ginnie Mae	60,488	47,697
Other assets	28,100	39,098
Total assets	$4,266,222	$4,681,700

LIABILITIES & STOCKHOLDERS’ EQUITY
Warehouse borrowings	$482,546	$575,363
Debt	132,766	105,089
Securitized mortgage trust liabilities	3,393,721	3,653,265
Loans eligible repurchase from Ginnie Mae	60,488	47,697
Contingent consideration	—	554
Other liabilities	33,952	34,585
Total liabilities	4,103,473	4,416,553
Total equity	162,749	265,147
Total liabilities and stockholders’ equity	$4,266,222	$4,681,700

Book value per share	$7.74	12.66

Mr. George Mangiaracina, Chairman and CEO of Impac Mortgage Holdings, Inc., stated, “We recognize that these are challenging times for residential mortgage originators, but our senior management team is up to the challenge and optimistic about our competitive positioning in the market.  We are encouraged by the continued resilience provided by our MSR portfolio, and the progress we have made in repositioning the consumer direct business model.  We continue to be enthused about the positive forward momentum we have created across all of our channels with respect to our NonQM business, which will be a key driver for our future sucess.”

Non-GAAP Financial Measures

Net earnings include certain fair value adjustments, which are non-cash items and are not related to current operating results.  Operating income, excluding the changes in contingent consideration and impairment of goodwill and intangible assets (“adjusted operating (loss) income”), is considered a non-GAAP financial measurement; see the discussion and reconciliation of non-GAAP financial measures below. Although we are required by GAAP to record these fair value adjustments, management believes adjusted operating (loss) income as defined above is more useful to discuss the ongoing and future operations of the Company, shown in the table below:

	For the Three Months Ended			For the Six Months Ended
Adjusted Operating Income (Loss)	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands, except share data)	2018	2018	2017	2018	2017
Net (loss) earnings:	$(97,398)	$3,873	$6,440	$(93,525)	$11,067
Total other (income) expense	(1,021)	(106)	(1,573)	(1,127)	(5,841)
Income tax expense	3,706	610	1,045	4,316	1,471
Operating (loss) income:	$(94,713)	$4,377	$5,912	$(90,336)	$6,697
Intangible asset impairment	13,450	—	—	13,450	—
Goodwill impairment	74,662	—	—	74,662	—
Accretion of contingent consideration	—	—	707	—	1,552
Change in fair value of contingent consideration	—	—	(6,793)	—	(6,254)
Adjusted operating (loss) income	$(6,601)	$4,377	$(174)	$(2,224)	$1,995

Diluted weighted average common shares	20,964	21,102	21,258	20,958	19,377
Diluted adjusted operating (loss) income per share	$(0.31)	$0.21	$(0.01)	$(0.11)	$0.10

This release contains operating (loss) income excluding changes in contingent consideration and impairment of goodwill and intangible assets (“adjusted operating (loss) income”) and per share as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods.  Adjusted operating (loss) income and adjusted operating (loss) income per share exclude certain items that we do not consider part of our core operating results. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for net earnings before income taxes, net earnings or diluted earnings per share (EPS) prepared in accordance with GAAP.  The table below shows operating income per share excluding these items:

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017
Diluted (loss) earnings per share	$(4.65)	$0.18	$0.32	$(4.46)	$0.62
Adjustments:
Total other (income) expense (1)	(0.05)	(0.01)	(0.09)	(0.05)	(0.36)
Income tax expense	0.19	0.04	0.05	0.20	0.08
Intangible asset impairment	0.64	—	—	0.64	—
Goodwill impairment	3.56	—	—	3.56	—
Accretion of contingent consideration	—	—	0.03	—	0.08
Change in fair value of contingent consideration	—	—	(0.32)	—	(0.32)
Diluted adjusted operating (loss) income per share	$(0.31)	$0.21	$(0.01)	$(0.11)	$0.10

(1)         Except for when anti-dilutive, convertible debt interest expense, net of tax is included for calculating diluted EPS and is excluded for purposes of reconciling GAAP diluted EPS to non-GAAP diluted adjusted operating (loss) income per share.

Conference Call

The Company will hold a conference call on August 9, 2018, at 6:00 a.m. Pacific Time (9:00 a.m. Eastern Time) to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session.  To submit questions via email, please email your questions to Justin.Moisio@ImpacMail.com.  Investors may participate in the conference call by dialing (844) 265-1560 conference ID number 7280807, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially” “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” “desire,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  successful development, marketing, sale and financing of new and existing financial products, including expansion of NonQM loan originations and conventional and government-insured loan programs; inability to successfully reduce prepayments on our mortgage loans; ability to successfully diversify our loan products; decrease in our mortgage servicing portfolio; ability to continue to grow the servicing portfolio; ability to successfully sell loans to third-party investors; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise;  the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations; and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, SVP Business Development & Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com  or www.impaccompanies.com